Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Announces July 2023 as Its

Largest Booking Month to Date

Detroit, Michigan, August 1, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that July 2023 was the best order booking month in the history of AITX, with a total of 69 units booked. The orders consisted of a comprehensive range of RAD’s stationary lineup, dominated by ROSA security robots, followed by RIO units, and included several AVA units. This diversity demonstrates a growing acceptance and trust in RAD’s expansive product line across multiple industries, use cases, and environments.

The Company noted that the orders booked in July are projected to generate roughly $50,000 in Recurring Monthly Revenue (RMR) or roughly $600,000 in annual revenue. RAD’s hardware and software solutions are generally deployed as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

“Our projections to reach positive cash flow included months like this so I’m thrilled we achieved the first of what we hope will be many,” said Steve Reinharz, CEO of AITX and RAD. “We’ll be working hard to normalize this order intake going forward and start aiming for $100,000 RMR months.”

The Company has also made significant strides in addressing its production backlog, successfully clearing the majority of it in June and July. This achievement will expedite the delivery of July’s orders, most of which are scheduled to ship in August.

“Our ability to clear the production backlog is evidence of our obligation to customer satisfaction, as well as our capacity to scale production in response to this growing demand,” added Reinharz.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com,  www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz